EXHIBIT 10.24

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT dated as of March __, 2017 by and between Innovative Food Holdings, Inc., a corporation organized under the laws of the State of Florida (“Employer” or the “Company”) and [_______________] (“Executive”).

W I T N E S S E T H:

WHEREAS, Executive is currently employed by the Company pursuant to the terms of an employment agreement expiring December 31, 2017 (the “Current Agreement”); and

WHEREAS, the Company now desires to employ Executive for the period commencing after the term of the Current Agreement (the “Effective Date”) on the terms and subject to the conditions hereinafter set forth, and Executive desires so to be employed;

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the Company and Executive agree as follows:

1.          Duties.   Executive shall serve as the Chief Executive Officer of the Company. In addition Executive shall serve as Chief Executive Officer of each of its subsidiary companies (unless otherwise determined by the Company’s board of directors), with such duties and authority as are generally incident to such positions, and in such other management position as the Company and Executive shall determine. Without limiting the generality of the foregoing, Executive shall manage the overall strategic direction and operations of the Company and its subsidiaries.  In performing his duties hereunder, Executive shall be subject to the direction of the Company's Board of Directors, but shall not be required to relocate to any location in order to perform his duties hereunder.

2.          Term of Employment.  The Company hereby employs the Executive as of the Effective Date, and Executive accepts employment by the Company on the terms and subject to the conditions set forth in this Agreement.  The initial term of this Agreement shall commence on the Effective Date and shall end on December 31, 2019 (the “Initial Term”).  At the end of the Initial Term, the Term of Employment (as defined below) shall be automatically extended without further action of the parties for an additional one-year period (the “Extended Term”) unless, at least ninety (90) days before the expiration of the Initial Term or any Extended Term thereafter, a party provides notice in writing to the other party that the Term of Employment shall not be further extended (“Notice Not to Extend”).  The failure to timely deliver a Notice Not to Extend can be waived by Executive or by the Board of Directors at any time. In the event the Company delivers a Notice Not to Extend Notice the Executive will receive, by January 10th following the year such notice was received, severance pay in an amount equal to four (4) months of his then Base salary (as defined below), in the form of a 1099 payment (without any withholding).  For purposes of this Agreement, the “Term of Employment” shall include the Initial Term and any Extended Term, but the Term of Employment shall end upon the conclusion of any non-extended Initial Term or Extended Term or upon any termination or separation of Executive’s employment with the

Company (the “Termination Date”).  For purposes of Sections 12-15 of this Agreement, the provision of a Notice Not to Extend the Term of Employment by either party to the other shall not constitute a termination of Executive’s employment by the Company with Cause, a Termination Without Cause or a resignation.

3.          Compensation.

(a)          As compensation for his services hereunder, the Company shall pay to Executive during the Term of Employment an annual base salary in an amount equal to the base salary for the last year of the Current Agreement (the “Base Salary”).  In addition, Executive will receive a percentage increase as outlined in Exhibit A for each year of the Term of Employment.  The Base Salary shall be paid in substantially equal installments no less often than semi-monthly in accordance with the Company’s normal payroll practices, subject to required tax withholding.

(b)          Executive shall be entitled to receive a bonus pursuant to the terms of Exhibit B attached hereto.  This bonus shall be payable by March 15 of the immediately following calendar year.

4.          Executive Health and Insurance Benefits.  Executive shall be entitled to participate in, and receive either personal or family health insurance of the highest tier of health insurance then offered by the Company’s insurance provider, and all other benefits and insurance currently offered to employees  of the Company or the cash equivalent of such health insurance and other benefits offered to executives, and the cash equivalent of  any life insurance policies or disability policies, currently providing such insurance and disability policies to Executive The Company shall be responsible for paying 100% of the cost of such health insurance and other life insurance and disability insurance  and shall pay, at the choice of Executive, either through direct payments to the insurance and benefit providers or through bi-weekly direct cash payments to Executive.

5.          Expenses.  The Company shall pay directly, or advance funds to Executive or reimburse Executive for, all expenses reasonably incurred by him in connection with the performance of his duties hereunder and the business of the Company including reimbursing certain fixed, recurring, work related local travel and transportation expenses in the form of a fixed expense allowance and for certain other expenses upon the submission to the Company of such itemized expense reports, receipts or vouchers. All the items in this Section are to be paid and reimbursed as per the Company’s expense policy, in effect at the time of this agreement, for executives and employees.

6.           Withholding.  All payments required to be made by the Company hereunder to Executive shall be subject to the withholding of such amounts relating to taxes and other governmental assessments as the Company may reasonably determine it should withhold pursuant to any applicable law, rule or regulation.  In the event Executive receives shares of the Company’s stock as compensation, the Company hereby agrees, unless otherwise directed by the Company’s chief executive officer, to pay withholding taxes on shares issued via a net issuance (i.e. the Company will reduce the number of shares delivered with a value equal to 30% of the value of the share compensation and pay the value of such withheld shares as taxes on behalf of Executive).

7.          Intentionally omitted.

8.          Office.  Company shall provide Executive with suitable office space, furnishings and equipment, secretarial and clerical services and such other facilities and office support as are reasonably necessary for the performance of his services hereunder, either in the Company’s office space or in remote office spaces as determined by Executive, and as are customary for a chief executive officer.

9.          Vacation.  Executive shall be entitled to vacation as per the vacation policies of the Company for executives, with such vacation to be taken at such time or times as shall be agreed upon by Executive and the Chief Executive Officer.

10.          Confidential Information.

(a)          Executive shall hold in a fiduciary capacity for the benefit of the Company all confidential or proprietary information relating to or concerned with the Company and all of its subsidiaries and affiliated entities (collectively, “Affiliates”) or its and their products, prospective products, operations, business and affairs (“Confidential Information”) provided that the Company treats such information as confidential or proprietary, and Executive shall not, at any time hereafter, use or disclose any Confidential Information to any person other than to the Company or its designees or except as may otherwise be required in connection with the business and affairs of the Company and Executive’s performance of his duties hereunder, and in furtherance of the foregoing Executive agrees that:

(i)          Executive will receive, maintain and hold Confidential Information in strict confidence and will use a reasonable standard of care in safeguarding it, but no less than the same level of care in safeguarding it that he uses with his own confidential material of a similar nature;

(ii)          Executive will take all such steps as may be reasonably necessary to prevent the disclosure of Confidential Information; and

(iii)          Executive will not utilize Confidential Information without first having obtained the Company’s consent to such utilization, except as he reasonably determines may be required in connection with his duties hereunder and the business and affairs of the Company and its Affiliates.

(b)          The commitments set forth in Section 10(a) shall not extend to any portion of Confidential Information:

(i)          that is generally available to the public;

(ii)          that was known to the Executive prior to disclosure by the Company or its Affiliates;

(iii)          that was not acquired, directly or indirectly and/or in any manner, from the Company or any of its Affiliates and which Executive lawfully had in his possession prior to the date of this Agreement (excluding, however, information that was disclosed to Executive in connection with his prior employment with the Company); or

(iv)          that, hereafter, through no act or omission on the part of Executive, becomes information generally available to the public.

(c)          At any time upon written request by the Company (i) the Confidential Information, including any copies, shall be returned to the Company, and (ii) all documents, drawings, specifications, computer software, and any other material whatsoever in the possession of Executive that relates to such Confidential Information, including all copies and/or any other form of reproduction and/or description thereof made by Executive shall, at the Company’s request be returned or destroyed.

(d)          In the event that Executive becomes legally compelled (by deposition, interrogatory, request of documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, Executive shall provide the Company with prompt prior written notice of such requirement so that it may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement.  In the event that such protective order or other remedy is not obtained, or the Company waives compliance with the provisions hereof, Executive agrees to furnish only such portion of the Confidential Information that is legally required to be furnished.

(e)          For purposes of this Section 10, the term “Company” shall mean the Company and its Affiliates.

(f)          This Section 10 will survive any termination of this Agreement and resignation by Executive.

11.          Intellectual Property.

(a)          Any patent, claim of copyright, trademark, trade name, brand name, service mark, logo, symbol, trade dress or design, or representation or expression of any thereof, or registration or application for registration thereof, or any other improvement, development or discovery, invention, trade secret, process, system, technical information, know-how, proprietary right or intellectual property developed, conceived of, invented or otherwise produced by Executive, alone or with others in connection with the design, manufacture and marketing of the products of the Company or the Affiliates, or conceived, developed, created or made by Executive, alone or with others, during the Term of Employment and applicable to the business of the Company or the Affiliates, whether or not patentable or registrable (collectively referred to as “Trade Rights”) shall become the sole and exclusive property of the Company.

(b)          Executive shall disclose all Trade Rights promptly and completely to the Company and shall, during the Term of Employment or thereafter, (i) execute all documents requested by the Company for vesting with the Company the entire right, title and interest in and to the same, (ii) execute all documents requested by the Company for filing and procuring such applications for patents, trademarks, service marks or copyrights as the Company in its sole discretion, may desire to prosecute, and (iii) give the Company any and all assistance it may reasonably require, including the giving of testimony in any proceeding or hearing, in order to obtain, maintain and protect the Company’s right therein and thereto; provided that the Company shall bear the entire cost and expense of such assistance, including without limitation paying Executive reasonable compensation for any time or effort expended by him in connection with such assistance after the Termination Date (as defined below).  In furtherance of the foregoing, Executive acknowledges and agrees that for all purposes of U.S. and foreign Copyright Laws, the Trade Rights and any inventions, discoveries, enhancements or improvements to any tangible or intangible property, resulting from the services performed by Executive for the Company or the Affiliates (for the purposes of this Section all of the foregoing is collectively referred to as the “Work”), and any and all elements thereof, shall be deemed to constitute “works for hire” belonging to the Company within the meaning of Title 17, United States Code, Section 101, and any comparable provisions of the law of any other jurisdiction, such that all right, title and interest therein, including, without limitation, copyrights and exclusive rights under copyright, vest in the Company.  Executive hereby transfers and conveys to the Company the exclusive, world-wide, royalty-free, paid-up right to exploit, use, develop, license, and sell products and services relating to or derived from the Work; and the exclusive right, title and interest in and to all inventions, improvements, patent applications and letters patent, “know-how”, and all intellectual property and other rights, tangible or intangible, which relate to or are based upon or derived from the Work; and to all information, documents, and specifications that relate to the Work.  If the Work or any of the elements thereof is deemed not to be “works for hire” within the meaning of Title 17, United States Code, Section 101, then Executive hereby assigns and transfers to the Company all right, title and interest in and to the Work, including rights throughout the world for good and valuable consideration, receipt of which Executive hereby acknowledges.  For the sole and exclusive purpose of perfecting and documenting such limited assignment and transfer, Executive hereby grants to the Company an irrevocable power of attorney.

(c)          For purposes of this Section 11, the term “Company” shall mean the Company, and any Affiliates.

12.          Termination Upon Death or Disability.  Executive’s employment hereunder shall terminate immediately upon his death.  In the event (i) Executive is unable to perform his duties hereunder by reason of any disability or incapacity (due to any physical or mental injury, illness or defect) as determined by a physician reasonably acceptable to Executive (which acceptance shall not be unreasonably withheld or delayed), or (ii) if Executive is unable to perform his duties due to other related reasons including, for example, the need for Executive to take family related leave or personal leave (inclusive of leave required to care for or be available for  any family members, or leave related to Executive’s health related issues), then the Executive shall notify the Company of his intent to take family leave or personal leave, including an estimate of the number of days which the executive will be on leave. Upon Notification, the  Company shall continue to pay Executive’s Base Salary and benefits during such events for up to 65 consecutive business days, or an aggregate of 70 business days in any consecutive 12-month period (the “Compensation Period”).  The

Company shall have the right to terminate Executive’s employment hereunder within 15 business days after the end of the Compensation Period by giving Executive notice to such effect at least 15 business  days prior to the date of termination set forth in such notice, and such employment shall terminate.  In such event, Company shall continue to pay Executive’s Base Salary and benefits (as described in Section 4) for 12 months after the date of such termination.

13.          Termination by the Company with Cause.

(a)          In addition to any other rights or remedies provided by law or in this Agreement, the Company may terminate Executive’s employment upon the occurrence of any one or more of the following events, any of which shall be deemed a termination with “Cause” under this Agreement:

(i)          Executive is convicted of, or enters a plea of guilty or nolo contendere (which plea is not withdrawn prior to its approval by the court) to a felony, and either Executive fails to perfect an appeal of such conviction prior to the expiration of the maximum period of time within which, under applicable law or rules of court, such appeal may be perfected or, if Executive does perfect such an appeal, his conviction of a felony is sustained on appeal; or

(ii)          Executive has:

1.          Intentionally committed fraud against, or embezzled or misappropriated funds or other assets of, the Company or any Affiliate;

2.          Intentionally violated, or caused the Company or any Affiliate or any officer, Executive or other agent thereof, or any other person or entity to violate, any law, regulation or ordinance, which violation has or would reasonably be expected to have a significant detrimental effect on the Company or any Affiliate, or any rule, regulation, policy or practice established by the Board of Directors of the Company or any Affiliate; or

3.          Repeatedly intentionally violated, or repeatedly intentionally failed to perform or satisfy any material covenant, material condition or material obligation required to be performed or satisfied by Executive hereunder as reasonably determined by the Company’s Board of Directors.

(b)          The Company shall effect such termination for Cause under paragraph (a) of this Section by giving Executive notice to such effect, setting forth in reasonable detail the factual basis for such termination and the date of termination.  Such notice shall be given at least thirty (30) business days prior to the date of termination set forth therein and Executive may avoid such termination if Executive, prior to the date of termination set forth in such notice, cures or explains to the Board of Directors of the Company, the reasons why the termination should not be effected.

(c) During the term of the notice Executive will be immediately suspended with pay, unless and until the Board of Directors determines to lift the suspension.

14.          Termination by the Company without Cause.  Any termination of Executive for reasons other than as specifically detailed in Section 12 or 13 is a breach of this Agreement and is considered a “Termination Without Cause”.

15.          Right to Resign. If any of the terms of this Agreement are breached by the Company, including but not limited to any changes in Sections 1-9 of this Agreement, Executive has the right to resign. If Executive resigns pursuant to this Section, it will be treated as a Termination Without Cause. Prior to resigning, Executive shall provide written notice to the Company three (3) business days prior to the effective date of such resignation.  The notice shall state the basis for the resignation and describe the Company’s breach of this Agreement.  The Company shall then have the right to cure such breach(es) within three (3) business days.  However, the Company’s right to cure such breach(es) does not apply to non-payment in full, or the reduction of, Base Salary, unless such reduction or non-payment was demonstrated to the Executive to be unintentional by the Company. If Executive resigns without a breach of this Agreement by the Company, the provisions of Section 16(b) will apply except that the Termination Payment (as defined below) shall be extended to a period equal to two (2) times the period specified in Section 16(b) (the “Expanded Period”) and shall be paid at the beginning of each month of the Expanded Period and any shares which have not vested solely due to pricing and volume related conditions shall immediately vest and such shares shall be delivered to Executive within five (5) business days and the Company shall promptly provide a 144 opinion upon request, when applicable and assist in depositing such shares in a brokerage account. .In addition, in order to receive any items described in Section 16(b), Executive must agree to assist in transition and provide consulting services to the Company including any travel at Company’s request, for a minimum of 20 hours per week, during business hours, for the duration of the Expanded Period. After the Expanded Period, Executive commits, on a reasonable best efforts basis, to assisting the Company from time to time with reasonable requests, at the Company’s expense. In the event Executive does not fully comply with his obligations and duties for the entire Expanded Period, the Company shall have no obligation of any kind to compensate Executive and any monies paid to Executive post resignation shall be returned to the Company.

16.          Compensation upon Termination.

(a)          Any Termination Without Cause shall result in all monies, compensation, bonuses and benefits that would have been payable through the then remaining Term of Employment, and any bonuses that had been earned in any prior fiscal years that have not been paid becoming due and payable (“Without Cause Payment”).  The Without Cause Payment shall also include all bonuses that Executive would have earned through the Term of Employment had his employment not been terminated (”Future Bonus Payments”).  Upon a Termination Without Cause, all unvested Company securities owned by Executive (e.g. options, restricted stock units, restricted stock awards, etc.) shall immediately accelerate and become exercisable or vest, as the case may be.  All amounts of Without Cause Payment (other than Future Bonus Payments) shall be paid to Executive within ten (10) business days of the Termination Date and all Future Bonus payments shall be paid according to the regular bonus schedule provide above had Executive not been terminated.  If any of such monies are not timely paid Executive will be entitled to (i) legal representation by Executive’s choice, paid for by the Company, to enforce, as determined by

Executive’s legal counsel, any of Executive’s rights under this Agreement regardless of the outcome of the case, and (ii) interest at the highest rate allowed under law, until paid, for any amounts of Without Cause Payment not timely paid by the Company.  However, in the event the tribunal (mediator, arbitrator or court, as appropriate) determines that Executive did not prevail on his claim, Executive shall be liable to reimburse the Company for all funds expended by the Company pursuant to the prior sentence together with interest on such advanced funds at the highest rate allowed by law.

(b)          Upon termination of Executive’s employment with Cause hereunder, he shall  be entitled to receive, in any case, any compensation or other amount due to him pursuant to Sections 3-5 in respect of his employment prior to the Termination Date, and any compensation amounts Executive would have received pursuant thereto for the 45 day period following the Termination Date had Executive been employed by the Company (“Termination Payment”). Also, upon such termination with Cause, Executive shall forfeit all earned but not paid bonuses, any unearned bonuses, and all unvested shares. However, prior to receiving any funds pursuant hereto, Executive must deliver a general release to the Company, in a form reasonably acceptable to the Company, covering the Company and its Affiliates and each of their respective officers, directors and agents.  Except as otherwise provided in this Section 16(b), the Company shall have no further obligation to Executive hereunder.  Any amount payable to Executive pursuant to this Section 16(b) upon termination of his employment hereunder shall be paid within ten (10) days, after the Termination Date.

17.          Other Consequences of Termination.  Upon the termination of Executive’s employment (for whatever reason and howsoever arising) Executive shall, without waiving any rights he may have pursuant to the terms hereof or otherwise:

(i)           at the request of the Board immediately resign without claim for compensation from any office, if any, held by him in the Company and any Affiliate (but without prejudice to any claim for damages for breach of this Agreement or for any compensation which otherwise may be payable pursuant to this Agreement or otherwise) and in the event of his failure to do so the Company is hereby irrevocably authorized to appoint some person in his name and on his behalf to sign and deliver such resignation(s) to the Board; and

(ii)          immediately repay all outstanding debts or loans due to the Company or any Affiliate, and the Company is hereby authorized to deduct from any payments due to Executive a sum in repayment of all or any part of any such debts or loans.

18.          Non-Competition; Solicitation.

(a)          Executive agrees that during his employment with the Company and for a period of two years after Executive leaves the Company’s employ for any reason (or two years after the end of the Expanded  Period in the event Executive resigns without the occurrence of a Company breach), he shall not, without the written consent of the Company, directly or indirectly, either individually or as an Executive, agent, partner, shareholder, consultant, option holder, lender of money, guarantor or in any other capacity, participate in, engage in or have a financial interest or management position or other interest in any business, firm, corporation or other entity if it competes directly with any business operation conducted by the Company or its Affiliates or any successor or assign thereof at the time Executive’s employment with the Company is terminated.

(b)          In addition to the limitations contained in (a) above, during such two year restricted period, Executive will not engage in any form of commercial enterprise with any of the Company’s suppliers or vendors without written consent , other than the retail purchase of food as a normal consumer.

(c)          Executive will not at any time during his employment with the Company and for a period of two years after Executive leaves the Company’s employ for any reason, solicit (or assist or encourage the solicitation of) any employee of the Company or any of its Affiliates to work for Executive or for any business, firm, corporation or other entity in which Executive, directly or indirectly, in any capacity described in Section 18(a) hereof, participates or engages (or expects to participate or engage) or has (or expects to have) a financial interest or management position.

(d)          If any of the covenants contained in this Section 18 or any part thereof, is held by a court of competent jurisdiction to be unenforceable because of the duration of such provision, the activity limited by or the subject of such provision and/or the area covered thereby, then the court making such determination shall construe such restriction so as to thereafter be limited or reduced to be enforceable to the greatest extent permissible by applicable law.

(e)          If Executive is terminated without Cause (including resignation pursuant to Section 15) the provisions of this Section 18 shall be null and void.

(f)          For purposes of this Section 16, (i) the term “Company” shall mean the Company and any Affiliates (ii) any act which Executive is prohibited from engaging in pursuant to this Section 18, he is also prohibited from soliciting, hiring, encouraging or retaining any other person to engage in any such activity; and (iii) participation by Executive in the operation of any business other than in connection with the operation of a business which is in competition with the Company or any of its Affiliates or any successor or assign thereof shall not be deemed to be a breach of this Section 18 and the foregoing provisions of this Section 18 shall not prohibit the ownership by Executive (as the result of open market purchase) of 1% or less of any class of capital stock of a corporation which is regularly traded on a national securities exchange, on the NASDAQ System or on an over-the-counter system.

19.          Non-Disparagement.  During the Term of Employment and following Executive’s termination of employment, Executive agrees not to make any disparaging statements, remarks or comments with respect to the Company, the Board and the executive officers of the Company, whether written or oral and the Company shall not make, or allow to be made on its behalf, any disparaging statements, remarks or comments about Executive and agrees to instruct its officer, directors and employees not to make statements, remarks or comments. This Section shall survive any resignation of Executive or any termination of this Agreement.

20.          Equitable Remedies.  Executive acknowledges that he has been employed for his unique talents and that his leaving the employ of the Company during the Term of Employment of this Agreement would seriously hamper the business of the Company and that the Company will suffer irreparable damage if any provision of Sections 11, 12 or 18 hereof are not performed strictly in accordance with their terms or are otherwise breached.  Executive hereby expressly agrees that the Company shall be entitled as a matter of right to injunctive or other equitable relief, in addition to all other remedies permitted by law, to prevent a breach or violation by Executive and to secure enforcement of the provisions of Sections 11, 12 or 18 hereof.  Similarly, Executive stands to be significantly harmed if Section 19 is breached by the Company and the Company hereby expressly agrees that Executive shall be entitled as a matter of right to injunctive or other equitable relief, in addition to all other remedies permitted by law, to prevent a breach or violation by the Company and to secure enforcement of the provisions of Section 19 hereof.  For purposes of the preceding sentence, the Company shall be responsible for the statements of its officers, directors and employees and any disparaging statement by such person shall be deemed a breach by the Company and Executive’s rights hereunder, including to injunctive or other equitable relief, shall be triggered. Resort to such equitable relief, however, shall not constitute a waiver of any other rights or remedies that a party may have.

21.          Limitation of Authority.  Except as expressly provided herein, no provision hereof shall be deemed to authorize or empower either party hereto to act on behalf of, obligate or bind the other party hereto.

22.          Notices.  All notices which are required by or may be given pursuant to the terms of this Agreement must be in writing and must be delivered personally, sent for next-day delivery by a nationally recognized overnight delivery service, or sent by certified mail, return receipt requested, postage prepaid, or by facsimile or email (with written confirmation of transmission) provided, that, notice is also sent via first class, postage prepaid, mail, or sent for next-day delivery by a nationally recognized overnight delivery service) as follows:

to the Company:
28411 Race Track Road
Bonita Springs, FL 34135
Attn:    CEO
Fax:      866-343-6491

with a copy to:                      Feder Kaszovitz LLP
845 Third Avenue
New York, New York 10022
Attn:    Howard I. Rhine, Esq.
Fax:      (212) 888-7776

to Executive:	To Executive’s home address set forth on the records of the Company.

Any of the addresses set forth above may be changed from time to time by written notice from the party requesting the change.  Such notices and other communications will be treated for all purposes of this Agreement as being effective immediately if delivered personally or by email or facsimile (with written confirmation of transmission), or five days after mailing by certified mail, return receipt requested, first class postage prepaid, or one day after deposit for next business day delivery by a nationally recognized overnight delivery service.

23.          Amendment.  Except as otherwise provided herein, no amendment of this Agreement shall be valid or effective, unless in writing and signed by or on behalf of the parties hereto.

24.          Waiver.  No course of dealing or omission or delay on the part of either party hereto in asserting or exercising any right hereunder shall constitute or operate as a waiver of any such right.  No waiver of any provision hereof shall be effective, unless in writing and signed by or on behalf of the party to be charged therewith.  No waiver shall be deemed a continuing waiver or waiver in respect of any other or subsequent breach or default, unless expressly so stated in writing.

25.          Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND INTERPRETED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF FLORIDA, WITHOUT REGARD TO PRINCIPLES OF CHOICE OF LAW OR CONFLICT OF LAWS.

26.          Arbitration.  Other than as provided in Sections 20 and 27 all controversies, claims or disputes arising out of or relating to this Agreement, or the breach thereof, shall be solely and exclusively settled by arbitration in accordance with the Commercial Arbitration Rules then in effect (the "Arbitration Rules") of the American Arbitration Association (the “AAA”).  The arbitration shall take place in the New York (or if the AAA does not have an office in the New York then the arbitration shall be held in the city closest to New York in which the AAA has an office to conduct hearings), and the arbitrator shall be appointed by the mutual consent of the parties.  If the parties are unable to agree upon the appointment of an arbitrator, then the arbitration shall take place in said AAA office before a panel of three arbitrators selected in accordance with the Arbitration Rules. The non-prevailing party of the arbitration (as determined by the arbitrator(s)) shall be responsible for all of the arbitration fees incurred by the prevailing side as well as the reasonable legal fees of such prevailing party, as the arbitrator(s) shall determine.

27.          Mediation.  Prior to seeking arbitration, the parties shall use good faith efforts to resolve any disputes as follows:  Any party hereto asserting any claim or objection to the action by the other party hereto or otherwise seeking to enforce any right hereunder (the "claimant") shall give written notice of such claim to such other party hereto setting forth therein in reasonable detail the factual basis for such claim, the provisions of this Agreement relating thereto and the amount of monetary damages or other relief sought from the other party hereto (the "respondent"). The respondent shall, within five (5) business days of the giving of such notice, respond to such claim by written notice accepting or denying such claim in whole or in part, setting forth therein in reasonable detail the basis for such response. If the claimant and respondent are unable to resolve such claim in full within ten (10) business days after the giving of such responsive notice, the parties shall submit the dispute to nonbinding mediation through the services of a mutually agreed upon (which agreement shall not be unreasonably withheld) neutral third party if they cannot agree on a mediator each side shall pick a mediator and the two mediators shall pick a third mediator who will be the mediator for the case.  If the parties are still unable to resolve their differences after mediation, they shall proceed to arbitration as described in Section 26.  The parties may disclose the suggestion of the mediator to the arbitrator.  It is the intent of the parties that this mediation process shall provide a quick and inexpensive way to resolve any differences.  Accordingly, the mediator shall be instructed to expedite the process and minimize expenses by, among other things, restricting discovery and witnesses.  The parties shall split the cost of the mediator.

28.          Severability.  The provisions hereof are severable and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions hereof shall not be affected, but shall, subject to the discretion of such court, remain in full force and effect, and any invalid or unenforceable provision shall be deemed, without further action on the part of the parties hereto, amended and limited to the extent necessary to render the same valid and enforceable.

29.          Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original and which together shall constitute one and the same agreement.

30.          Further Assurances.  Each party hereto shall promptly execute, deliver, file or record such agreements, instruments, certificates and other documents and perform such other and further acts as any other party hereto may reasonably request or as may otherwise be reasonably necessary or proper, to carry out the provisions of this Agreement.

31.          Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  This Agreement is not intended, and shall not be deemed, to create or confer any right or interest for the benefit of any person or entity not a party hereto.  This Agreement shall not have any validity prior to the Effective Date.

32.          Titles Captions and Other Agreements.  The titles and captions of the Articles and Sections of this Agreement are for convenience of reference only and do not in any way define or interpret the intent of the parties or modify or otherwise affect any of the provisions hereof.

33.          Company Right of First Refusal; Share Registration Rights; The Company will file a registration statement on Form S-8 if requested by Executive.  Promptly upon Executive’s request, the Company shall cause its counsel to issue a 144-opinion letter, when lawfully permitted, and will assist Executive, at no charge, to help Executive place his shares into a brokerage account. In addition, Executive acknowledges that the Company has a right of first refusal with respect to certain shares Executive may desire to sell into the open market or in a private transaction, pursuant to the terms of the Company’s Right of First Refusal Policy for executives of the Company.

34.          Current Employment Agreement. The terms of this Agreement shall apply to the Executive’s Current Employment Agreement, with the exception of Base Salary, and any conflict between the two Agreements and any other conflict between any other agreements between the Company and the Executive, shall be resolved in favor of Executive. Any shares or share related compensation which have not yet vested or any bonuses which have not yet been earned will not be affected to the detriment of the Executive by this Agreement.  Any bonuses in the Current Agreement associated with Food Hatch and Company Spinoffs shall be in effect and be considered a bonus under Section 3(b) of  this Agreement.

35.          Remedies.  In the event of any actual or prospective breach or default under this Agreement by either party hereto, the other party shall be entitled to equitable relief, including remedies in the nature of rescission, injunction and specific performance.  All remedies hereunder are cumulative and not exclusive, and nothing herein shall be deemed to prohibit or limit either party from pursuing any other remedy or relief available at law or in equity for such actual or prospective breach or default, including the recovery of damages.

36.          Assignment.  This Agreement, and each right, interest and obligation hereunder, may not be assigned by either party hereto without the prior written consent of the other party hereto, and any purported assignment without such consent shall be void and without effect, except that this Agreement shall be assigned to, and assumed by, any person or entity with or into which the Company merges or consolidates, or which acquires all or substantially all of its assets, or which otherwise succeeds to and continues the Company’s business substantially as an entirety.  Except as otherwise expressly provided herein or required by law, Executive shall not have any power of anticipation, assignment or alienation of any payments required to be made to him hereunder, and no other person or entity may acquire any right or interest in any thereof by reason of any purported sale, assignment or other disposition thereof, whether voluntary or involuntary, any claim in a bankruptcy or other insolvency proceeding against Executive, or any other ruling, judgment, order, writ or decree.

37.          Grammatical Conventions.  Whenever the context so requires, each pronoun or verb used herein shall be construed in the singular or the plural sense and each capitalized term defined herein and each pronoun used herein shall be construed in the masculine, feminine or neuter sense.

38.          References.  The terms “herein,” “hereto,” “hereof,” “hereby,” and “hereunder,” and other terms of similar import, refer to this Agreement as a whole, and not to any Section or other part hereof.

39.          No Presumptions.  Each party hereto acknowledges that it has had an opportunity to consult with counsel and has participated in the preparation of this Agreement.  No party hereto is entitled to any presumption with respect to the interpretation of any provision hereof or the resolution of any alleged ambiguity herein based on any claim that the other party hereto drafted or controlled the drafting of this Agreement.

40.          Entire Agreement.  This Agreement embodies the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior or contemporaneous, written or oral, agreements, commitments or arrangements relating thereto.

(Signature Page Follows)

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the day and year first above written.

EMPLOYER:

INNOVATIVE FOOD HOLDINGS, INC.

By:          ________________________________
Name: Justin Wiernasz
Title: President

EXECUTIVE:

______________________________________
Sam Klepfish

[Signature Page – Employment Agreement]

EXHIBIT A

PERCENTAGE INCREASE ON BASE SALARY

The increase in Base Salary for 2018 and 2019 shall be determined by the Innovative Food Holdings Executive Compensation Committee.

EXHIBIT B

BONUS TERMS

Bonuses for 2018 and 2019 shall be determined by the Innovative Food Holdings Executive Compensation Committee.